Exhibit 10.1

SEPARATION AGREEMENT, RELEASE

AND AMENDMENT TO AWARD AGREEMENTS

This Separation Agreement, Release and Amendment to Award Agreements (“Agreement”) is made and entered into on June 4, 2009 to be effective as of June 2, 2009 (the “Effective Date”), by and between Richard J. Vander Woude (hereinafter referred to as “Employee”), FirstCity Servicing Corporation. (herein referred to as “FCSC”), and FirstCity Financial Corporation (herein referred to as “FCFC”).

WHEREAS, Employee’s employment with FCSC and/or FCFC will terminate effective June 2, 2009; and

WHEREAS, Employee, FCSC and FCFC desire to settle the differences between them relating to all claims and causes of action that could be asserted by Employee, FCSC and FCFC, including but not limited to those for vacation pay, severance pay or other payments that may be due or claims that might asserted by Employee and to set forth their agreement concerning certain matters relating to their relationship following termination of employment and related agreements between them.

In consideration of the mutual promises, covenants and agreements set forth herein, and in full compromise, release and settlement, accord and satisfaction, and discharge of all claims or causes of action, known or unknown, possessed by or belonging to Employee, FCSC and FCFC, the parties covenant and agree as follows:

1.             Each party shall take the following actions, subject to the terms of this Agreement:

(a)           FCSC will, on the later to occur of either (1) seven (7) days after the complete execution of this Agreement or (2) June 15, 2009, begin payments to Employee, the first payment being in the gross amount of $8,500 (less payroll deductions), a second payment to be paid on June 30, 2009 in the gross amount of $8,500 (less payroll deductions), and thereafter, commencing on July 15, 2009, pay to Employee an amount equal to $8,500 per month to Employee by making two payments per month of $4,250 each on the fifteenth (15th) and last day of each month thereafter until and including May 31, 2011, all of such payments totaling $212,500.  Each of the foregoing monthly payments will be made in accordance with and subject to the normal payroll practices of FCFC and FCSC and subject to withholding.  FCFC will pay an additional cash payment in the amount of $25,000 on May 31, 2010 whether or not there has been a settlement payment or collection of the judgment in the Prudential lawsuit.  In the event that there is no settlement payment or collection of the judgment in the Prudential lawsuit, Employee shall pay back the $25,000.00 payment to FCFC within 30 days of a final determination of the Prudential lawsuit that results in a take nothing judgment for FCFC.  Employee will not be entitled to any other payments, compensation or benefits from FCSC or FCFC (as defined herein) after the Effective Date, except as provided in Sections 1(b), 1(c), 1(e) and 1(f).  The obligation of FCFC and FCSC to make the payments set forth herein are in the nature of severance payments and are not conditioned upon any services to be performed by Employee.  The obligation to make these payments is absolute and not subject to any right of setoff.

(b)           FCFC agrees that the Options (as defined and set forth below) held by Employee under the FirstCity Financial Corporation 1995 Stock Option and Award Plan, the FirstCity Financial Corporation 1996 Stock Option and Award Plan, the FirstCity Financial Corporation 2004 Stock Option and Award Plan and the FirstCity Financial Corporation 2006 Stock Option and Award Plan (collectively referred to as the “Plans”) will continue in full force and effect after June 1, 2009 and that the Award Agreements identified below related to the Options are amended to provide that the Options do not terminate as of the termination of employment of Employee, but that the options described in subpart (ii) below shall terminate on December 20, 2009 as to any of those Options which Employee fails to exercise prior to December 20, 2009, and the options described in subparts (i), (iii), (iv) and (v) below shall terminate on June 1, 2010 as to any of those Options which Employee fails to exercise prior to June 1, 2010, and further that the Award Agreements dated November 2, 2006 identified in subpart (iv) are amended to provide that the Options for 2,000 shares under those Award Agreements which have not vested are vested as of June 1, 2009, and further that the Award Agreement dated October 11, 2007 identified in subpart (v) is amended to provide that the Options for 4,000 shares under that Award Agreement which have not vested are vested as of June 1, 2009.

The Award Agreements between FCFC and Employee and the options granted by FCFC to Employee (the “Options”) which are the subject of this Section 1(b) are as follows:

(i) options for 25,000 shares of FirstCity Financial Corporation common stock at an exercise price of $2.00 per share and grant date of December 1, 2000 with a termination date prior to this Agreement of December 1, 2010, granted under the 1996 Stock Option and Award Plan as evidenced by an award agreement dated December 1, 2000;

(ii) options for 25,000 shares of FirstCity Financial Corporation common stock at an exercise price of $3.06 per share and a grant date of December 20, 2001 with a termination date prior to this Agreement of December 20, 2009, granted under the 1996 Stock Option and Award Plan as evidenced by an award agreement dated December 20, 2001;

(iii) options for 15,000 shares of FirstCity Financial Corporation common stock at an exercise price of $7.25 per share and grant date of May 13, 2004 with a termination date prior to this Agreement of May 13, 2014, granted under the 2004 Stock Option and Award Plan as evidenced by an award agreement dated May 13, 2004;

(iv) options for 8,000 shares of FirstCity Financial Corporation common stock at an exercise price of $11.77 per share and grant date of October 25, 2005 with a termination date prior to this Agreement of October 25, 2015, 3,850 shares of which were granted under the 1995 Stock Option and Award Plan as evidenced by an award agreement dated November 2, 2006 and 4,150 shares of which were granted under the 1996 Stock Option and Award Plan as evidenced by an award agreement dated November 2, 2006; and

(v) options for 8,000 shares of FirstCity Financial Corporation common stock at an exercise price of $9.85 per share and grant date of October 11, 2007 with a termination date prior to this Agreement of October 11, 2017, granted under the 2006 Stock Option and Award Plan as evidenced by an award agreement dated October 11, 2007.

Employee shall not be considered or treated as an “employee” for the purpose of any benefit plans after June 1, 2009; provided that Employee will retain existing rights under the Award Agreements and Options with extended exercise dates as to Options as provided in this subpart (b) and will retain his rights as to shares purchased under the Employee Stock Purchase Plan, to his vested interest in the FCFC 401K Plan and other benefit obligations as in effect on June 1, 2009.

(c)           FCSC shall convey ownership of the Dell Latitude D620 computer and portable printer used by Employee with value of computer and printer included in Employee’s W-2 to be $200.

(d)           FCFC will furnish Employee, at FCFC’s expense, with cell phone service and use of the cell phone in his possession with the cell phone number 254-715-2454 until December 31, 2009.  FCFC will take all action to attempt to transfer the cell phone number 254-715-2454 to Employee prior to or at the end of that period.

(e)           FCFC will reimburse Employee for expenses up to $1,500 for memberships, continuing legal education expenses and related expenses which are primarily related to services provided for FCFC as has historically been done when Employee served as general counsel for FCFC.  To the extent any reimbursement of expenses under this Section 1(e) are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then in accordance with Code Section 409A: (i) the amount of expenses eligible for reimbursement provided during Employee’s taxable year may not affect the expenses eligible for reimbursement provided in any other taxable year, (ii) the reimbursement must be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(f)            FCSC and Employee shall enter into a Retainer Agreement in the form of the Retainer Agreement set forth at Exhibit A attached hereto.

2.             Employee, on behalf of himself and his agents, successors, assigns, heirs, executors, administrators, and legal representatives, releases FCSC, FCFC and all of FCFC’s affiliates and subsidiaries, their agents, servants, legal representatives, officers, directors, shareholders, partners and employees, and all persons, natural or corporate, in privity with them or any of them (all shall be collectively referred to as the “ FC Released Parties”), from any and all claims or causes of action of any kind whatsoever, at common law, statutory, contractual or otherwise, that Employee has or might have, or that could be asserted by Employee, known or unknown, now existing, arising out of or related to employment, termination of employment, operation of FCSC or FCFC, or any other matters between or among Employee and the FC Released Parties, save and except as to performance of agreements set forth in this Agreement; this release shall include, without limitation, all claims of Employee related to any obligations, responsibilities, or liabilities of FCSC and/or FCFC: (i) under any written or oral employment or compensation agreement between Employee, FCSC and/or FCFC (other than the Award Agreements); (ii) under any agreements relating to compensation, reimbursement, or payment of any kind from FCSC or FCFC, save and except any 401K or other benefit obligations as in effect on June 1, 2009, any such obligations being subject to the terms and provisions of such benefit plans and the Award Agreements as to be amended under subpart (b) of Section 1; (iii) under any written or oral agreements relating to an ownership of stock or operation of FCSC or FCFC, save and except the rights of Employee related to FCFC common stock purchased under the FCFC Employee Stock Purchase Plan or other benefit obligations as in effect on June 1, 2009; and (v) any and all claims, demands, suits, damages, losses, wrongs, actions, causes of action, or suits in equity or otherwise of any kind or nature whatsoever regarding his employment, and separation from employment, with FCSC or FCFC, including, but not limited to, any claim arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1964, the Equal Pay Act, the Civil Rights Act of 1991, Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, 42 U.S.C. Section 1981, 42 U.S.C. Section 1988 (including any claims by Employee or his counsel, if any, for attorney fees) the Occupational Safety and Health Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, breach of contract, and all federal, state or local law claims, whether statutory or common law.

3.             FCFC, FCSC and their successors and assigns release Employee, his successors, assigns, heirs, executors, administrators, and legal representatives, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, that they have or might have, known or unknown, now existing, save and except as to performance of agreements set forth in this Agreement; this release shall include, without limitation, all claims of FCFC and FCSC related to any obligations, responsibilities, or liabilities of Employee: (i) under any written or oral employment agreement between Employee and FCFC or FCSC and/or any of their affiliates; (ii) any other written or oral agreements between or among Employee and FCFC, FCSC and/or any of their affiliates; and (iii) any other claims of any kind or nature whatsoever regarding the employment of Employee by FCSC, including, but not limited to, any claim arising under breach of contract, and all federal, state or local law claims, whether statutory or common law, save and except as to performance of agreements set forth in this Agreement and matters expressly set forth herein.

To the maximum extent permitted by applicable laws, rules and regulations, FCFC and FCSC shall indemnify and hold harmless Employee from and against any claim or cause of action brought against Employee for actions taken during the period from January 1, 1998 through the the Effective Date in his capacity as a director, officer, employee, representative or agent of FCFC and all FCFC Affiliates and Subsidiaries (as defined below), or arising out of Employee’s service in any such position with FCFC and all FCFC Affiliates and Subsidiaries (as defined below), specifically including, without limitation, any liability arising from legal opinions issued on behalf of FCFC and any FCFC Affiliates and Subsidiaries, provided that Employee, with respect to the matters alleged in any such claim or cause of action, acted in good faith, believed his conduct was in or not opposed to the best interest of FCFC and its stockholders, and did not knowingly engage in unlawful conduct.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Employee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of FCFC, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

As used in this Section 3, the term “FCFC Affiliates and Subsidiaries” shall mean all affiliates and subsidiaries of FCFC including without limitation all entities listed on the Exhibit 21.1 attached to each of FCFC’s annual reports on Form 10-K filed related to such period during the period from January 1, 1998 through the Effective Date.

4.             Effective as of the Effective Date, Employee resigns his employment as Senior Vice President, Secretary and General Counsel of FCFC, Senior Vice President, Assistant Secretary and General Counsel of FCSC, and as an officer or director of any and all subsidiaries and affiliates of the FCFC and FCSC in which Employee serves in such capacities.  Resignations will be executed by Employee, upon request by FCFC and FCSC, for each such position and office and will be delivered to the entity in which the position or office is held.

5.             In exchange for the release of claims set forth in Section 2 and Employee’s agreement to strictly comply with the obligations set forth in Section 4, FCSC and FCFC agree as follows:

(a)           FCSC and/or FCFC shall respond to any inquiry as to Employee’s employment status by confirming that he was an employee of FCSC from January 1, 1998 through June 1, 2009, and served in the position of Senior Vice President, Secretary and General Counsel of FCFC and Senior Vice President, Assistant Secretary and General Counsel of FCSC until the Effective Date and that he left the employ of FCFC and FCSC in good standing.

(b)           FCSC shall report the payment of the amount under Section 1(a) on Employee’s IRS Form W-2 and the fair market value of the computer referenced in Section 1(c) on an IRS From 1099 to Employee.

(c)           FCFC, FCSC and their directors and officers shall not, and FCFC and FCSC shall each use its best efforts to cause its other employees not to, at any time in the future, make any libelous or slanderous statements about Employee to any other person or entity, except as may be required by law.

6.             Employee agrees that:

(a)           Employee agrees that as General Counsel of FCFC and FCSC, all information that he acquired regarding FCFC and FCSC is protected by the attorney-client privilege, and that he shall not disclose any confidential information, trade secrets, or proprietary business information of FCSC and/or FCFC with any third parties, unless required by law or court order and only after providing prior written notice to FCSC or FCFC a sufficient amount of time prior to any such disclosure so that FCSC or FCFC would be able to take any protective action it would desire to pursue.  There will be no restriction on the Employee’s practice of law for any person subject to applicable rules of professional conduct applicable to lawyers regarding conflicts of interests or potential conflicts of interest.

The parties hereto agree that FCSC and FCFC would suffer irreparable harm from a breach by Employee of any of the covenants or agreements contained in Section 6 (a).  Therefore, in the event of the actual or threatened breach by Employee of those provisions of this Agreement, FCSC and FCFC or their successors or assigns may, in addition and supplementary to other rights and remedies existing on their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief in order to enforce compliance with, or prevent any violation of, the provisions hereof.  Employee agrees that these restrictions are reasonable.

(b)           Employee shall not, at any time in the future, make or publish any critical or disparaging statements about FCSC or FCFC or any of their officers, employees, directors or operations to any other person or entity, nor will he do anything to disrupt or detrimentally affect, directly or indirectly, the business, operations or liabilities of FCSC and FCFC.

(c)           Employee acknowledges that upon receipt of his final paycheck for services provided by Employee through June 1, 2009, he has been paid for all compensation, commission, wages, vacation, sick pay, severance pay, retention pay, and other payments of any kind that he earned for services through June 1, 2009.  Employee understands and acknowledges that he shall not be entitled to any payments or benefits from FCSC or FCFC in his capacity as an employee or as an officer of FCSC or FCFC other than those expressly set forth in this Agreement and described or referred to in Section 1, and further acknowledges that he is not entitled to any other payment, monies or benefits, and that FCSC and FCFC by complying with Section 1 of this Agreement will have fully complied with any and all obligations they have to Employee for payment for employment through June 1, 2009 and that FCFC and FCSC shall not have any further liability to him for services provided by Employee as an employee on or before June 1, 2009, except as provided herein.

7.             FCSC, FCFC and Employee acknowledge that this Agreement is entered into for the purpose of resolving any and all matters in controversy between them.  The parties agree that neither FCSC, nor FCFC nor Employee will take any action inconsistent with the spirit and intent of this Agreement.

8.             FCSC, FCFC and Employee each agree that they will keep confidential the existence and terms of this Agreement, except that the terms of this Agreement may be disclosed to Employee’s spouse, the attorney of either of the parties, necessary employees of FCSC or FCFC, or other persons only as required by law.

9.             Nothing contained herein shall be construed as an admission of liability by FCSC, FCFC or Employee, any such liability being expressly denied.

10.          It is understood and agreed that this Agreement contains the entire agreement between the parties and supersedes any and all prior agreements, arrangements, or undertakings between the parties relating to the subject matter.  No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist.  This Agreement cannot be changed orally and any changes or amendments must be signed by all parties affected by the change or amendment.

11.          Employee acknowledges and agrees if he breaches any provision of this Agreement then FCSC and/or FCFC may pursue any other relief available to them under applicable law, including appropriate injunctive relief.  FCSC and FCFC acknowledge and agree if they breach any provision of this Agreement then Employee may pursue any other relief available to him under applicable law, including appropriate injunctive relief.

12.          If any section, paragraph, sentence, clause, or phrase contained in this Agreement shall become illegal, null, or void, or shall be found to be against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null, or void, or found to be against public policy, the remaining sections, paragraphs, sentences, clauses, or phrases contained in this Agreement shall not be affected thereby.

13.          One or more waivers of a breach of any provision hereunder by any party to this Agreement shall not be deemed to be a waiver of any proceeding or subsequent breach hereunder.

14.          Employee hereby acknowledges and expressly warrants and represents for himself, his predecessors, successors, assigns, heirs, executors, administrators and legal representatives that Employee (a) is legally competent and authorized to execute this Agreement, (b) has not assigned, pledged, or otherwise in any manner, sold or transferred, either by instrument in writing or otherwise, any rights, title, interest, or claim that he may have by reason of any matter described or released in this Agreement, and (c) has the full right and authority to enter into this Agreement.  FCSC and FCFC hereby acknowledge and expressly warrant and represent for themselves and their agents and successors that they are legally authorized to execute this Agreement, and they have the full right and authority to enter into this Agreement.

15.          Employee acknowledges that he has had an opportunity to review all aspects of this Agreement, is advised to consult with an attorney of Employee’s own choosing at Employee’s cost, regarding the effect of this Agreement, and has had a reasonable opportunity to do so, if Employee so desired, and is voluntarily entering into this Agreement.

16.          This Agreement is made and entered into in the State of Texas, and shall in all respects be interpreted, enforced and governed under the laws of said State.  The language of all parts of this Agreement shall in all cased be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

17.          The terms of this Agreement have been approved by the Compensation Committee of FCFC and the Board of Directors of FCFC.

18.          YOU ARE HEREBY ADVISED TO CAREFULLY CONSIDER THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY.  IN THIS AGREEMENT YOU ARE BEING ASKED TO WAIVE POTENTIAL LEGAL CLAIMS AND RIGHTS THAT YOU MAY HAVE.  Employee has knowingly and voluntarily entered into this Agreement, and acknowledges that he has been given a period of 21 days from May 29, 2009, to review and consider this Agreement before executing it.  Employee understands that he has the right to use as much or as little of the 21 day period as Employee wishes before executing this Agreement.  The signed Agreement must be returned to FCFC, Attention James T. Sartain, 6400 Imperial Drive, Waco, Texas 76712, P.O. Box 8216, Waco, Texas 76714-8216 within 21 days from May 29, 2009.  Employee further understands that he may revoke this Agreement within 7 days after signing it, in which case this Agreement and the obligations herein, as well as the Employee’s entitlement to receive any of the benefits and compensation set forth herein, are null and void.  Revocation is only effective if Employee delivers a written notice of revocation to FCFC, Attention James T. Sartain, 6400 Imperial Drive, Waco, Texas 76712, , P.O. Box 8216, Waco, Texas 76714-8216 within 7 days after executing the Agreement.  Employee understands that FCFC and FCSC’s obligations under this Agreement do not become effective until after the 7 day Revocation Period has expired.

19.          This Agreement is intended to comply with Code Section 409A and shall be interpreted accordingly.  Any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A.  If any provision of this Agreement (or any award of compensation or benefits hereunder) would cause Employee to incur any additional tax or interest under Code Section 409A and authoritative guidance thereunder, FCFC and FCSC shall, after consulting with and obtaining the agreement of Employee, reform such provision to comply with Code Section 409A, provided that such reformation shall to the extent permitted under Code Section 409A, maintain the original intent and economic benefit to Employee of the applicable provision.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereinabove written.

Date:
Richard J. Vander Woude

FirstCity Servicing Corporation

By:
Name:
Title:

FirstCity Financial Corporation

By:
Name:
Title:

THE STATE OF TEXAS	§
COUNTY OF MCLENNAN	§

BEFORE ME, the undersigned, a Notary Public, on this day personally appeared Richard J. Vander Woude, known to me to be the person whose name is subscribed to the foregoing instrument and he acknowledged to me that he executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this            day of                               , 2009.

Notary Public

THE STATE OF TEXAS	§
COUNTY OF MCLENNAN	§

BEFORE ME, the undersigned, a Notary Public in and for said county and state, on this day personally appeared                                                     , who is the                                                  for FirstCity Servicing Corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and  acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, as the act and deed of said corporation, and in the capacity therein stated.

Given under my hand and seal of office this            day of                     , 2009.

Notary Public

THE STATE OF TEXAS	§
COUNTY OF McLENNAN	§

BEFORE ME, the undersigned, a Notary Public in and for said county and state, on this day personally appeared                                                     , who is the                                                  for FirstCity Financial Corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and he acknowledged to me that he executed the same for the purposes and consideration therein expressed, as the act and deed of said corporation, and in the capacity therein stated.

Given under my hand and seal of office this            day of                     , 2009.

Notary Public, State of Texas